                         KEEFE, BRUYETTE & WOODS, INC.
                              211 BRADENTON DRIVE
                            DUBLIN, OHIO 43017-5034
                     TELEPHONE: (877) 298-6520 (TOLL FREE)

                           FBL FINANCIAL GROUP, INC.
                   OFFER TO PURCHASE FOR CASH UP TO 1,101,462
                         SHARES OF ITS CLASS A COMMON STOCK
                    AT A PURCHASE PRICE OF $20.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK
         CITY TIME, ON OCTOBER 26, 2000, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

    FBL Financial Group, Inc., an Iowa corporation, has appointed us to act as dealer manager in connection with its offer to purchase for cash up to 1,101,462 shares of its Class A common stock, without par value, at $20.00 per share, upon the terms and subject to the conditions set forth in FBL's offer to purchase, dated September 26, 2000, and in the related letter of transmittal, which together constitute the "offer."

    All shares validly tendered and not withdrawn on or prior to the expiration date, as defined in section 1 of the offer to purchase, will be purchased at the purchase price, subject to the terms and conditions of the offer, including the proration and conditional tender provisions. See sections 1 and 16 of the offer to purchase.

    Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 1,101,462 shares are validly tendered and not withdrawn, FBL will buy shares (i) from stockholders who owned beneficially at the date of tender and continue to own beneficially as of the expiration date, an aggregate of fewer than 100 shares who properly tender all their shares, and
(ii) then, on a pro rata basis, from all other stockholders who properly tender their shares, and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally, and for whom the condition is not satisfied. See sections 1, 2 and 6 of the offer to purchase. All shares not purchased pursuant to the offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at FBL's expense as promptly as practicable following the expiration date.

    THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED PURSUANT TO THE OFFER. SEE SECTION 7 OF THE OFFER TO PURCHASE.

    No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of shares pursuant to the offer other than the fee paid to the dealer manager as described in the offer to purchase. FBL will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the offer to their customers. FBL will pay all stock transfer taxes applicable to its purchase of shares pursuant to the offer, subject to instruction 6 of the letter of transmittal.

    No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of FBL, other than ChaseMellon Shareholder Services, L.L.C.. as "depositary," or Keefe, Bruyette & Woods, Inc. as the "dealer manager" and "information agent," for purposes of the offer.

    For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, we are enclosing the following documents:

    1.  Offer to purchase, dated September 26, 2000;

    2. Letter to clients which may be sent to your clients for whose accounts you hold shares registered in your name or in the name of your nominee, with space provided for obtaining the clients' instructions with regard to the offer;

    3. Letter, dated September 26, 2000, from William J. Oddy, Chief Executive Officer of FBL, to stockholders of FBL;

    4. Letter of transmittal for your use and for the information of your clients, together with an accompanying Form W-9 and guidelines; and

    5. A return envelope addressed to ChaseMellon Shareholder Services, L.L.C., as depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2000, UNLESS THE OFFER IS EXTENDED.

    In order to take advantage of the offer, a duly executed and properly completed letter of transmittal and any other required documents should be sent to the depositary with either certificate(s) representing the tendered shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the letter of transmittal and the offer to purchase.

    Any inquiries you may have with respect to the offer should be addressed to the depositary or the information agent/dealer manager at their respective addresses and telephone numbers set forth on the back cover page of the offer to purchase.

    Additional copies of the enclosed material may be obtained from the dealer manager/information agent, telephone: (877) 298-6520.

                                          Very truly yours,

                                          Keefe, Bruyette & Woods, Inc.

Enclosures

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF FBL OR ANY OF ITS AFFILIATES, THE INFORMATION AGENT/DEALER MANAGER OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.